EXHIBIT 99.1

Central Vermont Public Service

NEWS RELEASE

For Immediate Release: November 2, 2007

Central Vermont Reports Third Quarter Earnings

RUTLAND, VT - Central Vermont Public Service (NYSE: CV) reported third quarter 2007 consolidated earnings of $4.3 million, or 41 cents per diluted share of common stock. This compares to third quarter 2006 consolidated earnings of $7.0 million, or 66 cents per diluted share of common stock.

CV reported consolidated earnings of $10.5 million, or 99 cents per diluted share of common stock, for the first nine months of 2007. This compares to consolidated earnings of $12.1 million, or $1.07 per diluted share of common stock, for the first nine months of 2006.

"Increased transmission costs and several major storms have presented significant challenges, but we continue to make progress on service quality and reliability," said CV President and CEO Bob Young. "We are investing substantially in improving our distribution and transmission systems, and these investments will ultimately benefit both customers and investors. We expect to meet our previously stated guidance."

QUARTERLY PERFORMANCE SUMMARY - 2007 versus 2006
Utility Business
Operating revenues decreased $0.7 million resulting from a $3.3 million decrease in resale sales revenue, partially offset by a $2.6 million increase in retail sales revenue. Resale sales revenue decreased due to less excess power available for resale, including Vermont Yankee uprate power that was resold in 2006, and lower average market prices compared to 2006. Retail sales increased largely due to a 4.07 percent retail rate increase effective January 1, 2007.

Purchased power costs decreased $3.1 million largely due to decreased Vermont Yankee purchases resulting from reduced output and an unplanned outage in the third quarter of 2007, and additional uprate power that was purchased in 2006. Other items included lower nuclear plant decommissioning costs and decreased purchases from Independent Power Producers due to lower output. These favorable items were partially offset by increased short-term purchases for Vermont Yankee replacement energy.

Other operating costs increased $7.6 million largely due to higher transmission costs resulting from higher rates, partly due to overall transmission expansion in New England, and lower reimbursements under the NEPOOL Open Access Transmission Tariff. Other items included higher storm restoration costs resulting from two major storms in August 2007 and a 2006 reduction of reserves for future environmental remediation.

Equity in earnings from affiliates increased $0.7 million largely due to earnings from Vermont Transco LLC ("Transco"), which was formed in June 2006 by Vermont Electric Power Company Inc. and its owners, including CV, for construction, maintenance and operation of transmission facilities in Vermont.

Non-utility Business
CV's non-regulated wholly owned subsidiary Catamount Resources Corporation ("CRC") earned $0.1 million in the third quarter of 2007 and 2006.

YEAR-TO-DATE PERFORMANCE SUMMARY - 2007 versus 2006
Utility Business
Operating revenues increased $2.1 million resulting from a $13.0 million increase in retail sales revenue partially offset by a $10.9 million decrease in resale sales revenue. Retail sales increased $8.3 million resulting from the 4.07 percent rate increase and $4.7 million largely due to an increase in the number of customers, including two small service territory acquisitions in late 2006 and overall customer growth throughout the existing service territory. Resale sales decreased because there was less excess power available for resale largely due to Vermont Yankee and Millstone Unit #3 scheduled refueling outages in the second quarter of 2007, lower Vermont Yankee output in the third quarter of 2007 and additional Vermont Yankee uprate power that was resold in 2006.

Purchased power costs decreased $6.5 million largely due to decreased Vermont Yankee purchases for the reasons described above, lower plant decommissioning costs and lower output from Independent Power Producers. These favorable items were partially offset by increased Hydro-Quebec deliveries and higher short-term purchases for replacement power during the nuclear plant outages.

Other operating costs increased $13.5 million largely due to higher transmission expense as described above, higher storm restoration costs resulting from major storms in April and August 2007, increased bad debt expense and a 2006 reduction of environmental reserves, partially offset by lower employee benefit costs.

Equity in earnings from affiliates increased $3.1 million principally due to earnings from Transco.

Non-utility Business
CRC's earnings were $0.4 million in the first nine months of 2007 compared to $0.7 million in 2006. The decrease is primarily related to interest earned in 2006 on cash proceeds from the December 2005 sale of Catamount Energy Corporation.

2006 Stock Buyback
Earnings per share for the third quarter and first nine months of 2007 reflect the impact of the April 2006 stock buyback. CV purchased 2.2 million shares of its common stock for $22.50 per share using cash proceeds from the Dec. 20, 2005 sale of Catamount. The stock buyback decreased common shares outstanding by about 18 percent, resulting in a favorable impact of 4 cents per diluted common share in the third quarter and 7 cents in the first nine months of 2007 when compared to the results for the same periods in 2006.

2007 Financial Guidance
After the second quarter, CV lowered its 2007 earnings guidance from a range of $1.60 to $1.70 per share to a range of $1.35 to $1.45 per share; we reiterate that guidance at this time.

Webcast
CV will host an earnings teleconference and webcast on Nov. 5, 2007 beginning at 10 a.m. EST At that time, CV President and CEO Robert Young and CV Chief Financial Officer Pamela Keefe will discuss the company's financial results, as well as progress made toward achieving its long-term strategy.

Interested parties may listen to the conference call live on the Internet by selecting the "Q3 Earnings Conference Call" link on the company's homepage at www.cvps.com. An audio archive of the call will be available Nov. 5 at approximately 12 p.m. EST at the same location or by dialing 1-888-286-8010 and entering passcode 74228499.

About CV
CV is Vermont's largest electric utility, serving more than 158,000 customers statewide. CV's non-regulated subsidiary, Catamount Resources Corporation, sells and rents electric water heaters through a subsidiary, SmartEnergy Water Heating Services.

Forward-Looking Statements
Statements contained in this report that are not historical fact are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Actual results will depend, among other things, upon the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets and our ability to maintain our current credit ratings. These and other risk factors are detailed in CV's Securities and Exchange Commission filings. CV cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

Reconciliation of Earnings per Diluted Share 2007 vs. 2006
Three Months Ended September 30	Nine Months Ended September 30

2006 Earnings per diluted share

Year-over-Year Effects on Earnings (a):
   Higher retail revenues - 4.07 percent rate increase Jan. 1, 2007
   (Lower) higher retail revenues - primarily volume
   Lower purchased power costs
   Higher equity in earnings
   Lower resale sales
   Higher maintenance costs - primarily 2007 major storms
   Higher transmission costs
   2006 reversal of environmental reserves
   Other

2007 Earnings per diluted share

$0.66 ..15 (.01) ..18 ..06 (.18) (.13) (.21) (.09) (.02) $0.41	$1.07 ..47 ..27 ..37 ..27 (.62) (.32) (.21) (.09) (.22) $0.99
(a) The favorable impact of the April 06 stock buyback is included in the individual EPS variances and not shown separately in the table above.

Central Vermont Public Service Corporation - Consolidated Earnings Release (unaudited) (dollars in thousands, except per share amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Utility Operating Data Retail sales (mWh)	567,998	576,253	1,734,447	1,702,793
Operating revenues: Retail sales Resale sales Provision for rate refund Other operating revenue Total operating revenue	$69,053 8,030 (187) 2,278 $79,174	$66,493 11,298 - 2,121 $79,912	$209,736 27,681 (560) 6,393 $243,250	$196,741 38,593 - 5,825 $241,159
Operating expenses: Purchased power Other operating expenses Income tax (benefit) expense Total operating expense	$38,053 34,370 1,604 $74,027	$41,178 26,736 4,210 $72,124	$120,132 107,173 3,848 $231,153	$126,649 93,692 6,172 $226,513
Equity in earnings of affiliates	$1,521	$825	$4,812	$1,694
Net Income Preferred stock dividend requirements Earnings available for common stock	$4,321 92 $4,229	$7,004 92 $6,912	$10,548 276 $10,272	$12,096 276 $11,820
Weighted average shares of common stock outstanding: Basic Diluted	10,197,869 10,380,747	10,328,009 10,403,040	10,173,647 10,337,226	10,966,169 11,026,662
Earnings per share of common stock - basic Earnings per share of common stock - diluted Dividends declared per share of common stock Dividends paid per share of common stock	$0.41 $0.41 $0.23 $0.23	$0.67 $0.66 $0.23 $0.23	$1.01 $0.99 $0.92 $0.69	$1.08 $1.07 $0.69 $0.69
Catamount Resources Corporation: Earnings per basic and diluted share of common stock	$0.01	$0.01	$0.04	$0.06

Media Inquiries:	Steve Costello, Director of Public Affairs (802) 747-5427; e-mail: scostel@cvps.com (802) 742-3062 (pager)
Contact:	Pamela J. Keefe, Vice President, Chief Financial Officer, and Treasurer (802) 747-5435; e-mail: pkeefe@cvps.com